Exhibit 99.1
 Immunocore reports fourth quarter and full year 2025 financial results and provides a business update

KIMMTRAK (tebentafusp-tebn) Q4 net sales of $104.5 million and $400.0 million for full year 2025; expect moderating revenue growth in 2026

TEBE-AM enrollment completion anticipated 1H 2026 with topline data expected as early as 2H 2026

PRAME franchise Phase 1/2 data to be presented in 2H 2026: brenetafusp in ovarian and lung cancer, and initial data with half-life extended candidate (IMC-P115C)

Additional Phase 1 HIV data to be presented in 2H 2026

Cash, cash equivalents and marketable securities of $864.2 million as of December 31, 2025

Conference call today, February 25 at 8:00AM ET, 1:00 PM GMT

(OXFORDSHIRE, England & RADNOR, Penn. & GAITHERSBURG, Md., US, 25 February 2026) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the fourth quarter and year ended December 31, 2025, and provided a business update.

The Company has demonstrated commercial momentum with 15 consecutive quarters of KIMMTRAK® (tebentafusp-tebn) revenue growth, driven by US community and global market penetration. In addition, the Company is preparing for potential new melanoma indications as it enrolls three Phase 3 trials: TEBE-AM and ATOM, delivering on KIMMTRAK’s lifecycle management, and PRISM-MEL-301 evaluating brenetafusp in first-line melanoma. Enrollment in the late-line cutaneous melanoma trial (TEBE-AM) remains on track for completion in the first half of this year with topline overall survival (OS) data as early as the second half of 2026.

The Company continued to advance its clinical pipeline beyond melanoma into other tumor types enrolling patients across multiple early-stage trials. In the second half of 2026, the Company expects to present data from the ongoing ovarian and NSCLC expansion cohorts of the Phase 1/2 trial of brenetafusp and the initial data from the half-life extended PRAME-A02 candidate (IMC-P115C).

The Company is progressing on its growth opportunities beyond oncology, as it continues to dose escalate in the HIV functional cure program and plans to enter the clinic with its first autoimmune candidate in the first half of this year. The Company’s strong balance sheet provides the financial flexibility to execute these programs.

“With $400 million in KIMMTRAK sales and a diverse clinical portfolio, Immunocore had a productive year of growth and progress in 2025,” said Bahija Jallal, CEO of Immunocore. “Our priority for 2026 is the clear execution of our clinical trials, particularly as we anticipate key data in oncology and begin our first trial in autoimmune disease. We remain focused on the long-term goal of developing medicines that can significantly improve patient lives."

Full Year and Fourth Quarter Highlights (including post-period)

Financial Results

For the fourth quarter of 2025 (Q4 2025), total net product revenue (or ‘net sales’) arising from the sales of KIMMTRAK was $104.5 million, compared to $84.1 million for the same period in 2024. Q4 2025 sales were $69.0 million in the United States, $32.1 million in Europe, and $3.4 million in international regions.

For the year ended December 31, 2025 (FY 2025), net sales of KIMMTRAK were $400.0 million, compared to $310.0 million for the same period in 2024. FY 2025 sales were $257.0 million in the United States, $131.4 million in Europe and $11.6 million in international regions. For both the Q4 2025 and FY 2025, the increases in net product sales were due to increased volumes in the United States and Europe as well as global country expansion.

Research & development (R&D) expenses for Q4 2025 were $78.8 million, compared to $60.9 million for Q4 2024. R&D expenses for FY 2025 were $274.9 million, compared to $222.2 million for FY 2024. These increases were due to preclinical expenses related to the advancement of the Company’s autoimmune programs, including clinical material manufacturing for anticipated Phase 1 initiations, and due to clinical expenses related to the progression of our Phase 3 trials, primarily TEBE-AM and PRISM-MEL-301.

Selling, general and administrative (SG&A) expenses for Q4 2025 were $42.6 million, compared to $42.3 million for Q4 2024. SG&A expenses for FY 2025 were $165.4 million, compared to $155.8 million for FY 2024. These increases were primarily due to costs related to commercial and business support functions to support our growing pipeline and global commercial expansion.

Net loss for Q4 2025 was $30.1 million compared to a net loss of $23.8 million for Q4 2024, and full year net loss for 2025 was $35.5 million compared to a full year net loss of $51.1 million in 2024.

The Q4 2025 basic and diluted loss per share was $0.60 compared to $0.47 for Q4 2024. Basic and diluted loss per share for FY 2025 was $0.71, compared to $1.02 for FY 2024.

Cash, cash equivalents and marketable securities were $864.2 million as of December 31, 2025, as compared to $820.4 million as of December 31, 2024.

KIMMTRAK
The Company’s lead product, KIMMTRAK® (tebentafusp), is approved in 39 countries and has been launched in 30 countries globally to date for HLA-A*02:01 positive people with unresectable or metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched.

The Company sees three key growth areas as it plans to expand patient reach for KIMMTRAK, including continued US community and global market penetration in mUM, the potential expansion into 2L+ advanced cutaneous melanoma (CM), and the potential expansion into adjuvant uveal melanoma.

Metastatic uveal melanoma
•
KIMMTRAK net product sales were $104.5 million and $400.0 million for the fourth quarter and year ended December 31, 2025, respectively, representing increases of 24% and 29% respectively, as compared to the same periods in 2024.

•	13% year-over-year sales growth in the United States with mean duration of treatment increasing to 14 months.
•	79% year-over-year sales growth in Europe, driven by increased demand and launches in European markets.

2L+ advanced cutaneous melanoma
•
The Company is currently enrolling patients in the TEBE-AM registrational Phase 3 trial and expects to complete enrollment in the first half of 2026 with topline data expected as early as the second half of 2026.

•
The Phase 3 trial is enrolling three arms: tebentafusp monotherapy, tebentafusp in combination with pembrolizumab, and a control (investigator's choice of therapy including clinical trials, chemotherapy, or retreatment with anti-PD1 or BRAF therapy). The primary endpoint of the randomized Phase 3 trial is Overall Survival (OS).

•
There is great unmet need in second- and later-line cutaneous melanoma, with no therapy having shown, to date, an OS improvement post checkpoint inhibitors in a randomized clinical trial. The Company estimates that there is a potential to address up to 4,000 previously treated advanced HLA-A*02:01 positive CM patients.

Adjuvant uveal (or ocular) melanoma
•	The European Organisation for Research and Treatment of Cancer (EORTC) continues to expand the site footprint of the Phase 3 Adjuvant Trial in Ocular Melanoma (ATOM).
•	The Company estimates that the HLA-A*02:01 positive, high-risk adjuvant uveal melanoma patient population could be up to 1,200 patients in the US and Europe.

PRAME portfolio
Brenetafusp is the Company’s lead PRAME-A02 ImmTAC bispecific candidate. Brenetafusp is being evaluated in combination with nivolumab in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line, advanced cutaneous melanoma, and in a Phase 1/2 clinical trial as monotherapy and in combination across multiple tumor types, including ovarian cancer and non-small cell lung cancer (NSCLC).

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced cutaneous melanoma
•
In November 2025, the Independent Data Monitoring Committee (IDMC) recommended the dose of 160 mcg as the go-forward dose in PRISM-MEL-301, the Company’s registrational Phase 3 trial in first-line, advanced cutaneous melanoma.

•
The Company continues with a 1:1 randomization of HLA-A*02:01 positive patients with first-line, advanced or metastatic cutaneous melanoma to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab.

•
Despite approved therapies, there remains a need for improved progression-free survival and OS, and there is the potential to address an estimated 10,000 HLA-A*02:01 positive patients in the US and Europe.

Phase 1/2 clinical trials of brenetafusp and IMC-P115C (PRAME-A02 Half-Life Extended) in multiple solid tumors
•
The Company continues to evaluate brenetafusp in a Phase 1/2 trial in combination in platinum-resistant ovarian cancer (PROC) and in earlier lines of platinum-sensitive ovarian cancer (PSOC). In the same trial, the Company continues signal detection in metastatic non-small cell lung cancer (NSCLC) cohorts, including combination in earlier-line NSCLC.

•	The Company is enrolling patients in the Phase 1 dose escalation trial evaluating IMC-P115C in patients with multiple solid tumors.
•	The Company expects to present Phase 1/2 data from both trials in the second half of 2026.

IMC-R117C (PIWIL1) for colorectal and other gastrointestinal cancers
•
The Company is enrolling patients in the Phase 1/2 dose escalation trial evaluating IMC-R117C in HLA-A*02:01 positive patients with advanced solid tumors, including colorectal cancer, as a single agent and in combination with standards of care.

•	The Company expects to present initial data in 2027.

ImmTAV candidates for a functional cure in infectious diseases
The Company’s bispecific TCR technology platform has the potential to offer a new approach for the treatment of certain chronic infections and aims to eliminate evidence of remaining virus in circulation after the patient stops taking medication – known as a ‘functional cure’. The Company is studying an investigational candidate for people living with human immunodeficiency virus (HIV). The Company has completed the single ascending dosing in the Phase 1 study for its chronic hepatitis B infection (HBV) program and is evaluating next steps.

Phase 1/2 trial of IMC-M113V (Gag-A02) for people living with HIV
•	Patient enrollment continues at higher doses in the multiple ascending dose part of the Phase 1/2 clinical trial to identify a safe and tolerable dose.
•	The Company published the single ascending dose data in a manuscript in Nature Communications.
•	Additional Phase 1 data to be presented in the second half of 2026

Tissue-specific down modulation of the immune system for autoimmune diseases
The key differentiator of the ImmTAAI platform is tissue-specific, down modulation of the immune system, as the candidates suppress pathogenic T cells via PD1 receptor agonism only when tethered to the target tissue.

•	The Company filed a clinical trial application (CTA) for IMC-S118AI (PPI x PD1) in December 2025 and expects to begin the Phase 1 trial in the first half of 2026.
•	The Company plans to file a CTA or investigational new drug (IND) application for IMC-U120AI (CD1a x PD1) in the second half of 2026.

###

About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules and infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells. Immunocore is advancing clinical candidates to cure patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAITM molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated, advanced or metastatic cutaneous melanoma, to brenetafusp 160 mcg + nivolumab or a control arm of either nivolumab or nivolumab + relatlimab. The brenetafusp dose of 160 mcg was recommended by the Independent Data Monitoring Committee, following a pre-planned review of safety for all three arms and of efficacy for the two brenetafusp regimens (40 mcg and 160 mcg) in the first 90 patients randomized in the Phase 3 trial. The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation trial in patients with multiple solid tumors, including non-small cell lung and ovarian cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is currently focusing on enrolling patients in combination arms with standards-of-care across multiple tumor types.

About TEBE-AM – Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-sponsored Phase 3 clinical trial will include sites in 10 EU countries and the United States and is randomizing HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. This is the most common primary intraocular malignancy in adults and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via its KIMMTRAKConnect program. The US program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s ability to reach more patients for KIMMTRAK, including continued U.S. community and global market penetration in mUM, the potential expansion into 2L+ advanced cutaneous melanoma, and the potential expansion into adjuvant uveal melanoma, and to deliver on KIMMTRAK’s lifecycle management; the Company’s ability to expand beyond melanoma into other tumor types and to realize growth opportunities beyond oncology; the Company’s ability to grow and advance its clinical pipeline; the estimated size of the patient populations for the Company’s product candidates; expectations regarding sales growth; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, and results of the Company’s and its collaborators’ existing and planned clinical trials; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the expected submission of clinical trial applications or investigational new drug applications; the flexibility provided by the Company’s balance sheet; the potential regulatory approval, and expected clinical benefits and availability of the Company’s product candidates. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions, including as a result of health epidemics or pandemics, war in Ukraine, the conflict in the Middle East, or global geopolitical tension, on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; the Company’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; the Company’s ability to obtain and maintain regulatory approval of KIMMTRAK and its other product candidates; the Company’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; the Company’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; the Company’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission on February 25, 2026, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on LinkedIn: @Immunocore

Investor Relations
Clayton Robertson / Morgan Morse
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings plc
Condensed Consolidated Statement of Operations
Fourth Quarter and Year Ended December 31, 2025 and 2024
(In thousands, except share and per share data)
	Quarter Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue from sale of therapies, net	$104,478	$84,052	$400,016	$309,989
Collaboration revenue	—	—	—	213
Total revenue	104,478	84,052	400,016	310,202
Cost of revenue from sale of therapies	(2,703)	(330)	(5,087)	(2,731)
Research and development expense	(78,821)	(60,850)	(274,869)	(222,151)
Selling, general, & administrative expense	(42,645)	(42,324)	(165,413)	(155,781)
Loss from operations	(19,691)	(19,452)	(45,353)	(70,461)
Interest income	3,906	5,173	16,476	25,618
Interest expense	(3,053)	(7,038)	(12,166)	(18,844)
Foreign currency (loss) gain	(1,460)	(4,497)	2,215	(3,448)
Other income, net	4,504	993	19,728	14,198
Net income (loss) before income taxes	(15,794)	(24,821)	(19,100)	(52,937)
Income tax (expense) benefit	(14,266)	1,050	(16,414)	1,850
Net loss	$(30,060)	$(23,771)	$(35,514)	$(51,087)

Basic and diluted net loss per share	$(0.60)	$(0.47)	$(0.71)	$(1.02)
Basic and diluted weighted-average number of shares outstanding	50,465,586	50,046,748	50,345,666	49,991,064

Immunocore Holdings plc
Condensed Consolidated Balance Sheets
As of December 31,
(In thousands)
	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$467,709	$455,731
Marketable securities	396,444	364,645
Accounts receivable, net	73,977	63,009
Prepaid expenses and other current assets	50,055	41,033
Tax receivable	1,815	—
Inventory, net	6,742	5,446
Total current assets	996,742	929,864
Property and equipment, net	11,462	10,092
Operating lease right of use assets, net	38,783	37,643
Deferred tax assets, net	—	14,790
Other non-current assets	20,282	17,117
Total assets	$1,067,269	$1,009,506

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$24,364	$25,100
Accrued expenses and other current liabilities	219,744	185,534
Deferred revenue, current	583	—
Operating lease liabilities, current	2,006	1,547
Total current liabilities	246,697	212,181
Deferred revenue, non-current	4,858	5,434
Operating lease liabilities, non-current	41,556	40,162
Interest-bearing loans and borrowings	393,125	391,013
Total liabilities	$686,236	$648,790

Shareholders' equity
Ordinary shares	136	135
Deferred shares	1	1
Additional paid-in capital	1,240,255	1,190,104
Accumulated deficit	(831,275)	(795,761)
Accumulated other comprehensive loss	(28,084)	(33,763)
Total shareholders' equity	381,033	360,716
Total liabilities and shareholders' equity	$1,067,269	$1,009,506

Immunocore Holdings plc
Summary Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31,
(In thousands)
	2025	2024

Cash and cash equivalents at beginning of the year	$455,731	$442,626
Net cash (used in) provided by operating activities	(10,712)	26,061
Net cash used in investing activities	(16,340)	(355,129)
Net cash provided by financing activities	12,371	343,881
Net foreign exchange difference on cash held	26,659	(1,708)
Cash and cash equivalents at end of the year	$467,709	$455,731